Exhibit 99.2

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

VeraSun Energy Corporation and its subsidiaries are collectively referred to as “VeraSun,” the “Company,” “we,” “us” and “our”. The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2007 is presented to show how VeraSun might have looked had the merger with US BioEnergy Corporation (“US BioEnergy”) occurred on January 1, 2007. The unaudited condensed combined pro forma balance sheet is presented to show how VeraSun might have looked had the merger occurred on December 31, 2007. On August 17, 2007, VeraSun acquired ASA OpCo Holdings, LLC from ASAlliances Biofuels, LLC (“ASAB”). The unaudited condensed consolidated pro forma statement of operations for VeraSun for the year ended December 31, 2007 combines information from the historical consolidated statement of income of VeraSun for the year ended December 31, 2007 with the unaudited historical statement of operations of ASAB for the period from January 1, 2007 through August 17, 2007 as if the acquisition had occurred on January 1, 2007. The notes to the unaudited pro forma condensed consolidated and combined financial statements describe certain pro forma adjustments to give effect to the merger had it been consummated on the assumed dates.

The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2007 combines information from the unaudited condensed consolidated pro forma statement of operations of VeraSun and historical consolidated statement of operations of US BioEnergy for the year ended December 31, 2007. The unaudited condensed combined pro forma balance sheet combines information from the historical consolidated balance sheet of VeraSun with the historical consolidated balance sheet of US BioEnergy as of December 31, 2007.

The unaudited condensed combined pro forma financial statements were prepared using the purchase method of accounting. The allocation of the purchase price as reflected in these pro forma condensed combined financial statements has been based upon preliminary estimates of the fair values of assets acquired and liabilities assumed as of the date of the acquisition. Management is currently assessing the fair values of US BioEnergy’s tangible and intangible assets acquired and liabilities assumed as of April 1, 2008, the date of completion of the acquisition, and such valuations could change significantly upon the completion of further analyses from those used in the condensed combined pro forma financial statements that follow.

These pro forma financial statements are not necessarily indicative of the financial position or results of operations that would have occurred had the merger and acquisition been consummated on the assumed dates. Additionally, future results may vary significantly from the results reflected in the pro forma statements of operations due to changes in future transactions and other factors. These pro forma statements have been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes for the year ended December 31, 2007 included in our 2007 Form 10-K, and the audited consolidated financial statements and the related notes for the year ended December 31, 2007 of US BioEnergy, filed as Exhibit 99.1 to this amendment No. 1, which are incorporated by reference into this Form 8-K/A.

COMBINED COMPANY

UNAUDITED CONDENSED COMBINED PRO FORMA

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

	Pro Forma VeraSun	Historical US BioEnergy	Adjustments		Pro Forma
	(In thousands, except per share data)
Revenues:
Net sales	$844,327	$575,120	$—		$1,419,447
Other revenues, incentive income	3,954	13,494	—		17,448

Total revenues	848,281	588,614	—		1,436,895

Cost of goods sold:(h)
Costs and expenses of production	753,087	511,430	7,162	(e)	1,271,679
Other cost of goods sold	—	6,235	—		6,235

Total cost of goods sold	753,087	517,665	7,162		1,277,914

Gross profit	95,194	70,949	(7,162)		158,981
Startup expenses	4,961	—	—		4,961
Loss on impairment of assets	—	2,471	—		2,471
Selling, general and administrative expenses	50,559	41,130	(914	)(a)	90,775

Operating income	39,674	27,348	(6,248)		60,774

Other income (expense):
Interest expense (i)	(33,376)	(8,609)	—		(41,985)
Interest income	11,711	6,587	—		18,298
Equity in net income of unconsolidated subsidiary	—	2,827	(2,827	)(l)	—
Other income	(241)	880	—		639

	(21,906)	1,685	(2,827)		(23,048)

Income before income taxes and minority interest	17,768	29,033	(9,075)		37,726
Income tax provision	4,975	11,706	(3,176	)(b)	13,505
Minority interest in net loss of subsidiary	—	79	—		79

Net income	$12,793	$17,406	$(5,899)		$24,300

Per share data:
Income per common share—basic	$0.14				$0.15
Basic weighted average number of common shares	94,160		64,789	(c)	158,949
Income per common share—diluted	$0.13				$0.15
Diluted weighted average number of common and common equivalent shares	97,737		65,745	(c)	163,482

See notes to unaudited condensed consolidated and combined pro forma financial statements

VERASUN

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

	Historical VeraSun	Historical ASAB	Adjustments		Pro Forma VeraSun
	(In thousands, except per share data)
Revenues:
Net sales	$844,327	$—	$—		$844,327
Other revenues, incentive income	3,954	—	—		3,954

Total revenues	848,281	—	—		848,281
Cost of goods sold	752,382	—	705	(f)	753,087

Gross profit	95,899	—	(705)		95,194
Selling, general and administrative expenses	42,480	38,635	(25,595	)(d)	55,520

Operating income (loss)	53,419	(38,635)	24,890		39,674
Other income (expense):
Interest expense	(33,376)	(3,338)	3,338	(d)	(33,376)
Interest income	16,855	273	(5,417	)(j)	11,711
Other income	57	(298)	—		(241)

Income (loss) before income taxes	36,955	(41,998)	22,811		17,768
Income tax provision	10,348	—	(5,373	)(g)	4,975

Net income (loss)	$26,607	$(41,998)	$28,184		$12,793

Income per common share:
Basic	$0.32				$0.14
Diluted	0.31				0.13
Weighted average shares outstanding
Basic	82,659		11,501	(k)	94,160
Diluted	86,236		11,501	(k)	97,737

See notes to unaudited condensed consolidated and combined pro forma financial statements

COMBINED COMPANY

UNAUDITED CONDENSED COMBINED PRO FORMA

BALANCE SHEET

As of December 31, 2007

	Historical
	VeraSun	US BioEnergy	Adjustments		Pro Forma
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$110,942	$54,432	$—		$165,374
Short-term investments	43,175	—	—		43,175
Receivables	51,294	42,609	—		93,903
Inventories	107,912	40,368	750	(a)	149,030
Prepaid expenses and other current assets	63,597	9,989	—		73,586
Deferred income taxes	—	4,279	—		4,279
Derivative financial instruments	12,627	—	—		12,627

Total current assets	389,547	151,677	750		541,974

Debt issuance costs, net	15,478	—	—		15,478
Goodwill	169,629	63,991	(63,991	)(b)	267,603
			97,974	(c)
Other intangible assets	21,668	—	—		21,668
Other long-term assets	15,572	10,036	—		25,608

	222,347	74,027	33,983		330,357

Property and equipment, net(j)	1,251,612	943,141	176,476	(k)	2,371,229

	$1,863,506	$1,168,845	$211,209		$3,243,560

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$16,774	$17,024	$—		$33,798
Current portion of deferred revenues	95	—	—		95
Accounts payable	120,814	10,035	—		130,849
Accrued expenses and other current liabilities	11,043	20,170	7,974	(e)	54,637
			8,250	(f)
			7,200	(d)
Derivative financial instruments	11,299	—	—		11,299
Deferred income taxes	1,869	—	—		1,869

Total current liabilities	161,894	47,229	23,424		232,547

Long-term debt, less current maturities	888,696	413,298	—		1,301,994
Deferred revenues, less current portion	1,519	—	—		1,519
Minority interest in consolidated subsidiary	—	3,921	—		3,921
Deferred income taxes	51,564	47,839	67,701	(g)	167,104
Other long-term liabilities	4,102	32,299	—		36,401

	945,881	497,357	67,701		1,510,939

Commitments and Contingencies
Shareholders’ Equity
Preferred stock	—	—	—		—
Common stock	929	796	(796	)(h)	1,577
			648	(i)
Additional paid-in capital	638,606	589,710	(589,710	)(h)	1,382,301
			743,695	(i)
Retained earnings	116,196	33,753	(33,753	)(h)	116,196

	755,731	624,259	120,084		1,500,074

	$1,863,506	$1,168,845	$211,209		$3,243,560

See notes to unaudited condensed consolidated and combined pro forma financial statements

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

PRO FORMA FINANCIAL STATEMENTS

Purchase Price

These unaudited condensed combined pro forma financial statements reflect a preliminary allocation of the purchase price as if the merger had been completed on January 1, 2007 with respect to the statements of operations, and December 31, 2007, with respect to the balance sheet. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. The relevant tangible assets consist mainly of US BioEnergy’s property plant and equipment. Identifiable intangible assets could include favorable or unfavorable contracts related to US BioEnergy’s business such as ethanol sales contracts, corn and natural gas purchase contracts, customer relationships, construction contracts, lease agreements and construction permits. The estimated purchase price of $757.2 million has been calculated and preliminarily assigned to the net tangible and intangible assets acquired as follows:

(in thousands, except per share data)
Number of shares of US BioEnergy common stock outstanding at the closing date of the merger (in thousands)	79,986
Exchange ratio	0.81

Shares of VeraSun to be issued	64,789
Multiplied by VeraSun’s weighted average stock price for the period two business days before and three business days after the November 29, 2007 announcement of acquisition	$11.36	$736,054
Estimated fair value of VeraSun’s stock options issued in exchange for US BioEnergy’s stock options outstanding as of the closing date of the merger(1)		8,289
Other, including VeraSun’s estimated transaction costs		8,250

Estimated purchase price		$752,593

The preliminary allocation of the purchase price based on the estimated fair values of US BioEnergy’s assets and liabilities assumed in the acquisition are as follows (in thousands):

Purchase price allocation to net tangible assets and goodwill acquired:

Net tangible and identifiable intangible assets at fair value(2)	$654,619
Excess of purchase price over the fair value of identifiable net assets acquired(3)	97,974

Estimated purchase price	$752,593

A reconciliation of US BioEnergy’s shareholders’ equity at December 31, 2007 to estimated fair value of identifiable net assets acquired is as follows (2):

US BioEnergy’s shareholders’ equity	$624,259
Pre acquisition goodwill(b)	(63,991)
Inventories(a)	750
Severance pay accrual(e)	(7,974)
Deferred taxes(g)	(67,701)
US BioEnergy’s estimated transaction costs(d)	(7,200)
Step up in property and equipment based on estimated fair value at acquisition date(k)	176,476

$654,619

(1)	The fair value of VeraSun’s options issued in exchange for US BioEnergy’s stock options was determined using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0.0%; expected volatility of 65%; risk-free rate of 3.0%; and an expected life of 6.9 years.

(2)	The final purchase price allocation will be based on fair values of the tangible and identifiable intangible assets and liabilities, which is subject to numerous variables that are difficult to ascertain on a preliminary basis, given the volatility of the industry. This volatility results from the volatile pricing of the commodities involved in the business which are mainly ethanol from a revenue perspective and, from a cost perspective, corn and natural gas. In addition, the number of plants that are in various stages of completion lends itself to more uncertainty of the fair values that will be assigned as of the transaction date.

(3)	The excess of purchase price over the estimated fair value of identifiable net assets acquired has been classified as goodwill. The major factors that contribute to goodwill include the expected future profitability of US BioEnergy, the current market position of US BioEnergy, its existing facilities and plants under construction given their geographic locations, and its successful track record of plant completions and start-ups.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

PRO FORMA FINANCIAL STATEMENTS—(Continued)

In the ASA Acquisition (signed on July 22, 2007), the ASAB shareholders received consideration consisting of approximately 13.8 million shares of VeraSun stock (valued at the time at $194.3 million) and $250 million of cash. ASAB’s business consisted of three facilities in Linden, Indiana, Albion, Nebraska, and Bloomingburg, Ohio in different stages of completion with an estimated production capacity of approximately 330 MMGY, of which 110 MMGY came online after the signing of the transaction, but before it closed. The allocation of this purchase price resulted in goodwill of $170.4 million, representing the excess of purchase price over the estimated fair value of identifiable net assets. The major factors that contributed to goodwill include the expected future profitability of ASAB’s facilities which reflected the spreads between commodities prices for corn and ethanol prevailing at the time, the comparative ease of integrating a less mature business without management functions (which were not acquired), the geographic locations of ASAB’s facilities, and the significant contribution to VeraSun’s production capacity compared to pre-acquisition levels, which helped establish VeraSun’s strategic position as a consolidator in a highly fractured industry.

The smaller amount of goodwill recorded in the merger with US BioEnergy reflects developments in the industry in the interim and differences in the transaction structures. In particular, over the course of 2007, the spread between corn and ethanol prices narrowed significantly, which contributed to a fall in the stock prices of VeraSun and US BioEnergy as well as other ethanol companies. The closing prices of VeraSun’s and US BioEnergy’s stock as of July 20, 2007 (the last trading day before the signing of the ASA Acquisition) and November 28, 2007 (the last trading day before the signing of merger agreement with US BioEnergy) fell from $13.72 and $10.59 to $10.64 and $8.03, respectively. Structurally, the transactions differ in that the transaction with US BioEnergy involves a merger of equals with consideration consisting entirely of VeraSun stock (other than cash to be paid in lieu of fractional shares). As a result, US BioEnergy shareholders can continue to participate in the development of the combined company to a significantly larger extent than the shareholders of ASAB who only received a portion of their consideration in stock.

Pro Forma Statements of Operations Adjustments

(a) Reflects the elimination of the CEO salary of US BioEnergy. The CEO of US BioEnergy did not transition to VeraSun but became a non-executive director of VeraSun upon completion of the transaction. It is not anticipated that any additional employees will be hired to carry out any of the duties presently performed by US BioEnergy’s CEO.

(b) Reflects the tax effect of the pro forma adjustment based on the estimated statutory rate of 35%.

(c) Reflects the issuance of 64,789,000 shares of common stock as consideration paid for US BioEnergy and the dilutive effect of stock options.

(d) Reflects the elimination of non-recurring ASAB level expenses directly related to the acquisition. On August 17, 2007, VeraSun purchased all of the equity interests in ASA Holdings from ASAB. ASA Holdings owns three biorefineries, which were substantially all of the key operating assets of ASAB. On August 17, 2007, all employees at the ASAB level were terminated with the exception of six employees who were temporarily retained to address transitional issues and will terminate employment on February 17, 2008. It is anticipated that all of the functions provided by ASAB will be absorbed by VeraSun’s existing organization without adding additional employees. The pro forma adjustment for the twelve months ended December 31, 2006 consisted of interest on ASAB subordinated debt which was not assumed. The pro forma adjustments for the year ended December 31, 2007 include $11.3 million of severance costs, $7.4 million of transactional costs (primarily investment banking fees), and $6.9 million of expense related to the write-off of deferred financing fees associated with the ASAB debt (not assumed). Interest expense was eliminated entirely as it related to ASAB debt that was not assumed. Interest expense related to ASA Holdings’ facilities under construction was capitalized as part of construction costs.

(e) Reflects the additional depreciation expense associated with recording US BioEnergy’s property and equipment at its preliminary estimated fair value based upon a 17.5 year average economic life. The adjustment to depreciation expense for 2007 is less than what would otherwise be expected due to the fact that a number of the plants being acquired were under construction during portions of 2007. A change of $10 million to the estimated value of the property and equipment would impact depreciation expense by approximately $50,000 per month.

(f) Reflects the amortization related to the identifiable intangible assets related to the ASA acquisition.

(g) Reflects the tax effect of the results of operations of the acquired entity and the pro forma adjustments at an estimated effective tax rate of 28.0% for 2007.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

PRO FORMA FINANCIAL STATEMENTS—(Continued)

(h) The following plants were under construction or recently completed as of the balance sheet date:

Location	Completion Date
(actual for historic dates, estimated for future dates)

VeraSun
Linden, Indiana	third quarter 2007
Albion, Nebraska	fourth quarter 2007
Bloomingburg, Ohio	first quarter 2008
Hartley, Iowa	first half of 2008
Welcome, Minnesota	first half of 2008
Reynolds, Indiana	end of 2009[1]

US BioEnergy
Marion, South Dakota	first quarter 2008
Dyersville, Iowa	first half of 2008
Hankinson, North Dakota	first half of 2008
Janesville, Minnesota	second half of 2008

[1]	VeraSun expects to resume construction at Reynolds in 2008, depending on the return of more favorable market conditions.

The aggregate cost of facilities under construction as of December 31, 2007 is approximately $1.0 billion. The average depreciation life of each facility is expected to range from 15-20 years. Depreciation expense will be included in cost of goods sold, beginning when the plant is put into production.

(i) Interest expense related to the facilities under construction is currently being capitalized as part of the construction costs. Once the facilities are put into production, the related interest expense will no longer be capitalized, but will be included in the interest expense on the Statement of Operations.

(j) Reflects the additional interest expense related to having to borrow money for the purchase of ASA Opco Holdings in months when VeraSun did not have sufficient cash to pay for the acquisition. Interest expense is calculated at 9% per annum.

(k) Reflects the issuance of 13,801,284 shares of common stack as part of the consideration paid for ASA Holdings.

(l) Reflects the elimination of US BioEnergy’s share of net income in Provista Renewable Fuels Marketing, LLC (“Provista”). On March 31, 2008, US BioEnergy and CHS Inc. (“CHS”) executed a Purchase Agreement, whereby US BioEnergy sold one-hundred percent of its fifty-percent membership interest in Provista to CHS.

Pro Forma Balance Sheet Adjustments

(a) Represents an adjustment to reflect the estimated fair value step-up in inventories.

(b) Represents an adjustment to remove US BioEnergy’s historical goodwill.

(c) Represents the preliminary adjustment to record the excess of purchase price over the fair value of net tangible and identified intangible assets acquired which has been recorded as goodwill. The amount of goodwill and any identified intangible assets, estimated useful lives and amortization methodology are subject to the final purchase price determination and the completion of valuation procedures and analysis.

(d) Represents an estimate of US BioEnergy’s liabilities for costs related to the acquisition.

(e) Represents a liability related to severance for employees of US BioEnergy that will be terminated as a result of the acquisition.

(f) Represents an estimate of VeraSun’s liabilities for costs related to the acquisition.

(g) Represents deferred income taxes resulting from the pro forma adjustments made to the unaudited condensed combined pro forma balance sheet.

(h) Reflects the elimination of the historical US BioEnergy shareholders’ equity.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED AND COMBINED

PRO FORMA FINANCIAL STATEMENTS—(Continued)

(i) Reflects issuance of 64,789,000 shares of common stock (valued at $736,053,000) and fair value of US BioEnergy’s stock options being converted into VeraSun’s stock options.

(j) The aggregate cost of facilities under construction as of December 31, 2007 is approximately $1.0 billion. The average depreciation life of each facility is expected to range from 15-20 years.

(k) Represents a preliminary adjustment to record US BioEnergy’s property and equipment at fair value based upon recent valuations performed on similar properties. The actual fair value of US BioEnergy’s property and equipment will be determined as of the acquisition date, and such valuation could be significantly different than the amount estimated herein. A change of $10 million to the estimated value of the property and equipment would impact depreciation expense by approximately $50,000 per month.